Exhibit 4.42
DATED THE 22nd DAY OF JUNE 2006
Between
STATS CHIPPAC LTD.
And
CHINA RESOURCES LOGIC LIMITED
And
MICRO ASSEMBLY TECHNOLOGIES LIMITED
And
WUXI CHINA RESOURCES MICROELECTRONICS (HOLDINGS) LIMITED

DEED OF INDEMNITY

WONG PARTNERSHIP
Advocates & Solicitors * Notary Public
Commissioners for Oaths Agents for Trade Marks & Patents
One George Street #20-01
Singapore 049145
Telephone: 6416 8000
Facsimile: 6532 5711
Email: wonglaw@singnet.com.sg
Website: http://www.wongpartnership.com.sg

THIS DEED OF INDEMNITY is made on the 22nd day of June 2006
BETWEEN:
(1)	STATS CHIPPAC LTD. (Company Registration No. 199407932D) a company incorporated in Singapore and having its corporate headquarters address at 10 Ang Mo Kio Street 65, Techpoint #05-17/20, Singapore (“SCL”);

(2)	CHINA RESOURCES LOGIC LIMITED (Company Registration No. 19963), a company incorporated in Bermuda and having its principal business address at Rooms 4003-06, China Resources Building, 26 Harbour Road, Wanchai, Hong Kong (“CRL”);

(3)	MICRO ASSEMBLY TECHNOLOGIES LIMITED (International Business Company Number 548365), an International Business Company incorporated in British Virgin Islands and having its registered office at Pasea Estate, Road Town, Tortola, British Virgin Islands (“MAT”); and

(4)	WUXI CHINA RESOURCES MICROELECTRONICS (HOLDINGS) LIMITED (International Business Company Number 510317), an International Business Company incorporated in British Virgin Islands and having its registered office at Pasea Estate, Road Town, Tortola, British Virgin Islands (“Wuxi CRM”),

(collectively, the “Parties” and each a “Party”).
WHEREAS this Deed is entered into pursuant to the provisions of a subscription agreement dated 22 June 2006 (the “Subscription Agreement”) and made between (1) SCL and (2) the Covenantors, relating to the subscription by SCL and Wuxi CRM of the SCL New Shares and the Wuxi New Shares respectively.
NOW IT IS HEREBY AGREED as follows:
1.	DEFINITIONS AND INTERPRETATION

1.1	In this Deed:
(a)	all terms and references used in this Deed and which are defined or construed in the Subscription Agreement but are not defined or construed in this Deed shall have the same meaning and construction in this Deed. All references in this Deed to the “Agreement” are to the Subscription Agreement as from time to time amended, modified or supplemented;

(b)	where any person suffers a loss of or reduction in the amount of any relief, allowance or credit or has a right to the repayment of Taxation nullified or cancelled in whole or in part and such relief, allowance, credit or right to repayment related to a Transaction effected on or before Completion or was granted by reference to any income, profits or gains earned, accrued or received on or before Completion, then such person shall be treated as having incurred a corresponding depletion in or reduction in the value of its or his assets as a result of a Claim for Taxation made in the circumstances falling within Clause 2.1;

(c)	references to income, profits or gains earned, accrued or received include income, profits or gains deemed to have been or treated as earned, accrued or received for Taxation purposes;

(d)	references to “Clauses” are to Clauses of this Deed unless the subject or context otherwise requires; and

(e)	words and expressions defined for the purposes of any relevant taxing or other legislation shall herein bear the same meaning.
2.	INDEMNITY
2.1	Subject as hereinafter provided, each of the Covenantors hereby jointly and severally agrees with and undertakes to each of SCL, MAT and ANST to indemnify and keep indemnified each of them as the case may be against any losses, liabilities and damages suffered by any of them or any depletion in or reduction in value of their respective assets or increase in their respective liabilities in relation to the JV Group Companies in connection with or arising from or incident to or as a result or in consequence of any Claim for Taxation which has been made or may hereafter be made:
(a)	in respect of or arising from any Transaction effected or deemed to have been effected on or before Completion; or

(b)	by reference to any income, profits or gains earned, accrued or received on or before Completion.
The indemnity in this Clause 2.1 shall include all costs and expenses properly payable in connection with any Claim or liability referred to herein.
2.2	The Covenantors shall not be liable under Clause 2:
(a)	to the extent that the liability would not have arisen, but for an act carried out by the Covenantors prior to Completion at the written request of SCL; or

(b)	to the extent that recovery has been made in respect of the same subject matter under the Subscription Agreement and any payment by the Covenantors under this Deed shall reduce by that amount any claim in respect of the same subject matter by SCL or any Group Company under the Subscription Agreement (and vice versa)
2.3	In the event of default by the Covenantors (or any of them) in the payment on demand of any sum due under this Deed determined by agreement or pursuant to an order of a court or by SCL’s auditors, the liability of the Covenantors shall be increased to include interest on such sum from the date of payment of such sum by MAT towards satisfaction of any Claim for Taxation referred to in Clause 2.1 to the date of actual payment by the Covenantors (as well after as before judgment) at a rate per annum being two per cent. (2%) above 6-month LIBOR rate for US$ quoted by The Hongkong and Shanghai Banking Corporation Limited, Singapore (or any successor entity thereof) from time to time. Interest determined in accordance with this Clause 2.2 shall be calculated on the basis of a 360-day year and the actual number of days elapsed and shall accrue from day to day.

2.4	Any liability to SCL, MAT and ANST hereunder may in whole or in part be released, compounded or compromised, or time or indulgence may be given, by SCL in its absolute discretion without in any way prejudicing or affecting its rights against the Covenantors (or any of them).

3.	NOTICE
Any notice required to be given by any Party to any other Party shall be deemed validly served by hand delivery or by telefax or by prepaid registered letter or by a recognised courier service sent to its address or facsimile number given herein or such other address or facsimile number as may from time to time be notified for this purpose The initial addresses and telefax numbers of the Parties are:

SCL	:	STATS ChipPAC Ltd.

Fax Number	:	+ 65 6720 7829

Address	:	10 Ang Mo Kio Street 65 Techpoint #05-17/20 Singapore
569059

Attention	:	Mr. Choong, Chan Yong, Vice President, Corporate Strategy

With a copy to	:	Ms. Taylor, Janet, General Counsel

CRL	:	China Resources Logic Limited

Fax Number	:	+852 2299 9311

Address	:	Rooms 4003-6, 40/F., China Resources Building, 26 Harbour
Road, Wanchai, Hong Kong

Attention	:	Mr. Wang Guoping, Director and Chief Executive Officer

MAT	:	Micro Assembly Technologies Limited

Fax Number	:	+852 2299 9311

Address	:	Rooms 4003-6, 40/F., China Resources Building, 26 Harbour
Road, Wanchai, Hong Kong

Attention	:	Mr. Wang Guoping, Director and Chief Executive Officer

Wuxi CRM	:	Wuxi China Resources Microelectronics (Holdings) Limited

Fax Number	:	+852 2299 9311

Address	:	Rooms 4003-6, 40/F., China Resources Building, 26 Harbour
Road, Wanchai, Hong Kong

Attention	:	Mr. Wang Guoping, Director and Chief Executive Officer
Any such notice or communication shall be deemed to have been served:
(a)	if delivered by hand, at the time of delivery; or

(b)	if posted by prepaid ordinary mail, at the expiration of three (3) days after the envelope containing the same shall have been put into the post; or

(c)	if sent by facsimile, upon the receipt by the sender of the confirmation note indicating that the notice or communication has been sent in full to the recipient’s facsimile machine, or such other similar medium of receipt; or

(d)	if sent by courier, at the expiration of two (2) days after the package containing the same shall have been received by the relevant courier company.
In proving such service it shall be sufficient to prove that delivery by hand was made or that the envelope containing such notice or document was properly addressed and posted as a prepaid ordinary mail letter or that the facsimile confirmation note indicates the transmission was successful, or, as the case, the package may be containing such notice or document was properly addressed and sent to the relevant courier company.
4.	GENERAL
4.1	This Deed shall come into force on the date stated at the beginning and shall continue in force from such date.

4.2	This Deed shall be binding upon and enure for the benefit of the successors permitted assignees and/or nominees of the Parties. Each of the Covenantors agrees that SCL shall be entitled to assign the benefit of this Deed and any cause of action in connection therewith and all or part of its rights or transfer all or part of its obligations under this Deed to its to any Permitted Transferree holding shares in MAT for the time being. Any such Permitted Transferee shall be entitled to the full benefit of this Deed to the same extent as if it were an original Party in respect of the rights or obligations assigned or transferred to it. Any reference in this Deed to SCL shall be construed accordingly.

4.3	Each of the Covenantors may not assign or transfer all or part of its rights and obligations under this Deed to any party except that CRL may assign and transfer its rights and obligations under this Deed in the manner set out in Clause 4.4 below.

4.4	The Parties acknowledge that CRL may, but shall not be obliged to undertake an internal corporate restructuring exercise involving CRL and its Related Corporations but not involving any change of ultimate shareholding control of CRL (a “Restructuring Exercise”). The Parties hereby agree that notwithstanding Clause 4.3, CRL may (but shall not be obliged to) transfer or assign its rights and obligations under this Deed to its successor entity pursuant to the Restructuring Exercise (“CRL Successor Entity”) and no consent shall be required from any Party in respect of such assignment or transfer of CRL’s rights and obligations Provided that (i) such CRL Successor Entity’s net asset value (total assets minus total liabilities (excluding shareholders’ equity)) at the time of such assignment or transfer of CRL’s rights and obligations shall not be less than CRL’s net asset value (total assets minus total liabilities (excluding shareholders’ equity)) as of the date of the Joint Venture Agreement, based on CRL’s audited accounts for the financial year ended 31 December 2005; and (ii) not less than one (1) month prior to any such assignment or transfer, CRL has permitted SCL’s independent external auditors to, at the sole cost and expense of CRL, undertake a limited review of the financial statements of CRL Successor Entity for the sole purpose of determining its net asset value. The opinion of SCL’s independent external auditors shall be final, conclusive and binding on CRL and SCL.

4.5	The illegality, invalidity or unenforceability of any provision of this Deed under the law of any jurisdiction shall not affect its legality, validity or enforceability under the law of any other jurisdiction nor the legality, validity or enforceability of any other provision.

4.6	The Contract (Rights of Third Parties) Act Chapter 53B of Singapore (the “Act”) shall not under any circumstances apply to this Deed and any person who is not a party to this Deed (whether or not such person shall be named, referred to, or otherwise identified in, or form part of a class of persons so named, referred to or identified in, this Deed) shall have no right whatsoever under the Act to enforce this Deed or any of its terms, but this does not affect any right or remedy of a third party which exists or is available apart from the Act.
5.	COUNTERPARTS
This Deed may be signed in any number of counterparts, all of which taken together shall constitute one and the same instrument. Any party may enter into this Deed by signing and executing any such counterpart and each counterpart may be signed and executed by the Parties and transmitted by facsimile transmission and shall be as valid and effectual as if executed as an original.
6.	GOVERNING LAW
6.1	This Deed shall be governed by, and construed in accordance with, the laws of Singapore.

6.2	In case any dispute or difference shall arise between the Parties as to the construction of this Deed or as to any matter of whatsoever nature arising thereunder or in connection therewith, including any question regarding its existence, validity or termination, such dispute or difference shall be submitted to a single arbitrator to be appointed by the Chairman for the time being of the SIAC. Such submission shall be a submission to arbitration in accordance with the SIAC Rules by which the Parties agree to be so bound. The place of arbitration shall be Singapore and the arbitration shall be conducted wholly in the English language.

IN WITNESS WHEREOF this Deed has been entered into by the Parties.

SCL

The Common Seal of	)
STATS ChipPAC Ltd.	)
has been affixed in the presence of:	)

/s/ Tan Lay Koon	/s/ Raymond Choo

Director	~~Director~~/Secretary

CRL

The Common Seal of	)
China Resources Logic Limited	)
has been affixed in the presence of:	)

/s/ Wang Guoping	/s/ Ong Thiam Kin

Director	Director/Secretary

MAT

The Common Seal of	)
Micro Assembly Technologies Limited	)
has been affixed in the presence of:	)

/s/ Wang Guoping	/s/ Ong Thiam Kin

Director	Director/Secretary

Wuxi CRM

The Common Seal of	)
Wuxi China Resources Microelectronics	)
(Holdings) Limited	)
has been affixed in the presence of:	)

/s/ Wang Guoping	/s/ Zhang Xiao Jian

Director	Director/Secretary